Exhibit 99.6

Board of Directors
Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004-4414

Consent of Morgan Stanley & Co. Incorporated

     We hereby consent to the use in the Registration Statement of Freeport-McMoRan Copper and Gold Inc. (“Freeport-McMoRan”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Freeport-McMoRan and Phelps Dodge Corporation (“Phelps Dodge”), which is part of the Registration Statement, of our opinion dated November 18, 2006 appearing as Appendix E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary - Opinions of Phelps Dodge’s Financial Advisors;” “The Transaction - Background of the Transaction;” “The Transaction - Phelps Dodge Reasons for the Transaction; Recommendation of the Phelps Dodge Board of Directors” and “Opinions of Phelps Dodge’s Financial Advisors.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Javier Graña

	Name:	Javier Graña
	Title:	Vice President

New York, New York
December 11, 2006